EXHIBIT 21

                              LIST OF SUBSIDIARIES

The subsidiaries of V2K International, Inc. are as follows:

     o V2K Window Fashions, Inc., a Colorado corporation, which does not do business under any other name;

     o V2K Technology, Inc., a Colorado corporation, which does not do business under any other name;

     o V2K Manufacturing, Inc., a Colorado corporation, which does not do business under any other name; and

     o Window Fashions Franchise, LLC, a Colorado limited liability company, which does not do business under any other name.